As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

General Electric Company
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)

14-0689340
(I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06828
(Address of Principal Executive Offices)

GE 2007 Long-Term Incentive Plan
(Full Title of the Plan)

Christoph A. Pereira
Chief Corporate, Securities and Finance Counsel
General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
(Name and Address of Agent for Service)

(203) 373-2663
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $0.06 par value per share (1)	425,000,000	$19.60	$8,330,000,000.00	$954,618.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock of General Electric Company as reported on the New York Stock Exchange on April 30, 2012.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00011460 and the proposed maximum aggregate offering price.

INTRODUCTION

This Registration Statement on Form S-8 is filed by General Electric Company, a New York corporation (the “Company” or the “Registrant” or “we”), relating to 425,000,000 shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”), to be offered and sold under the GE 2007 Long-Term Incentive Plan, as amended (the “Plan”), which shares of Common Stock are in addition to the 500,000,000 shares of Common Stock registered on the Company’s Registration Statement on Form S-8 (the “Prior Registration Statement”) filed on April 30, 2007 with the Securities and Exchange Commission (the “SEC”) (SEC file number 333-142452).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers

Section 721 of the New York Business Corporation Law – hereinafter referred to as the “NYBCL” – provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 6 of the Company’s Certificate of Incorporation, as amended, provides in part as follows:

A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

Article XI of the Company’s By-laws, as amended, provides, in part, as follows:

A.

The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, investigation, hearing or other proceeding (including any appeal therein), whether civil, criminal, administrative or investigative, legislative or otherwise including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or, while a director or officer of the Company, is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against (i) judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and (ii) costs, charges and expenses, including attorney’s fees, incurred in connection with such proceeding, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer and from which there is no further right to appeal establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Notwithstanding the foregoing, except as provided in Paragraph E with respect to a suit to enforce rights to indemnification or advancement of expenses under this Article XI, the Company shall be required to indemnify a director or officer under this Paragraph A in connection with any suit (or part thereof) initiated by such person only if such suit (or part thereof) was authorized by the Board of Directors.

B.

In addition to the right to indemnification conferred by Paragraph A, a director or officer of the Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, also have the right to be paid by the Company the expenses incurred in defending any proceeding in advance of the final disposition of such proceeding upon delivery to the Company of an undertaking by or on behalf of such person to repay any amounts so advanced if (i) such person is ultimately found, under the procedure set forth in Paragraph C or by a court of competent jurisdiction, not to be entitled to indemnification under this Article XI or otherwise, or

(ii) where indemnification is granted, to the extent the expenses so advanced by the Company exceed the indemnification to which such person is entitled.

C.

To receive indemnification under Paragraph A, a director or officer of the Company shall submit to the Company a written request, which shall include documentation or information that is necessary to determine the entitlement of such person to indemnification and that is reasonably available to such person. Upon receipt by the Company of a written request for indemnification, if required by the New York Business Corporation Law, a determination with respect to the request shall be made (i) by the Board of Directors, acting by a quorum consisting of directors who are not parties to the proceeding upon a finding that the director or officer has met the applicable standard of conduct set forth in the New York Business Corporation Law, or (ii) if a quorum of such disinterested directors is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the New York Business Corporation Law or by the shareholders upon a finding that such person has met such standard of conduct. The determination of entitlement to indemnification shall be made, and such indemnification shall be paid in full, within 90 days after a written request for indemnification has been received by the Company. Upon making a request for indemnification, a director or officer shall be presumed to be entitled to indemnification and the burden of establishing that a director or officer is not entitled to indemnification under this Article XI or otherwise shall be on the Company.

D.

To receive an advancement of expenses under Paragraph B, a director or officer shall submit to the Company a written request, which shall reasonably evidence the expenses incurred by such person and shall include the undertaking required by Paragraph B. Expenses shall be paid in full within 30 days after a written request for advancement has been received by the Company.

E.

If a claim for indemnification or advancement of expenses is not paid in full by the Company or on its behalf within the time frames specified in Paragraph C or D, as applicable, a director or officer of the Company may at any time thereafter bring suit against the Company in a court of competent jurisdiction to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a director or officer of the Company to enforce a right to indemnification or advancement of expenses under this Article XI, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that such person is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Company.

F.

The rights conferred by this Article XI shall be contract rights and shall vest at the time a person agrees to become a director or officer of the Company. Such rights shall continue as to a person who has ceased to be a director or officer of the Company and shall extend to the heirs and legal representatives of such person. Any repeal or modification of the provisions of this Article XI shall not adversely affect any right or protection hereunder of any director or officer in respect of any act or omission occurring prior to the time of such repeal or modification.

The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

Item 8.	Exhibits

Exhibit No.	Description

3.1	The Company’s Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3(a) of the Company’s Quarterly Report on Form 10-Q dated November 7, 2011 (SEC file number 001-00035))

3.2	The Company’s By-Laws, as amended (Incorporated by reference to Exhibit 3(ii) of the Company’s Current Report on Form 8-K dated February 14, 2011 (SEC file number 001-00035))

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the Company’s Form 10-K for the fiscal year ended December 31, 2011*

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1	Power of Attorney of General Electric Company*

99.1	GE 2007 Long-Term Incentive Plan, as amended on April 25, 2012*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 4th day of May, 2012.

GENERAL ELECTRIC COMPANY

By:	/s/ Jamie S. Miller
Name:	Jamie S. Miller
Title:	Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

*Jeffrey R. Immelt	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 4, 2012

*Keith S. Sherin	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	May 4, 2012

*Jamie S. Miller	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 4, 2012

*W. Geoffrey Beattie	Director	May 4, 2012

*James I. Cash, Jr.	Director	May 4, 2012

*Ann M. Fudge	Director	May 4, 2012

*Susan Hockfield	Director	May 4, 2012

*Andrea Jung	Director	May 4, 2012

*Alan G. Lafley	Director	May 4, 2012

*Robert W. Lane	Director	May 4, 2012

*Ralph S. Larsen	Director	May 4, 2012

*Rochelle B. Lazarus	Director	May 4, 2012

*James J. Mulva	Director	May 4, 2012

*Sam Nunn	Director	May 4, 2012

*Roger S. Penske	Director	May 4, 2012

*Robert J. Swieringa	Director	May 4, 2012

*James S. Tisch	Director	May 4, 2012

*Douglas A. Warner III	Director	May 4, 2012

A Majority of the Board of Directors.

* By:	/s/ Christoph A. Pereira
Christoph A. Pereira Attorney-in-Fact